Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
May 1, 2017	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2017

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $426 thousand or $0.23 per diluted share, for the three months ended March 31, 2017 as compared to $329 thousand or $0.17 per diluted share for the same period in 2016. The $97 thousand increase in net income during the three months ended March 31, 2017 was primarily attributable to a $108 thousand increase in net interest income, a $43 thousand decrease in non-interest expense, and a $6 thousand decrease in provisions for loan losses, which were partially offset by a $59 thousand increase in income tax expense. The increase in net interest income during the three months ended March 31, 2017 was attributable to a $193 thousand increase in interest income, which was partially offset by an $85 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding, when compared to the same period in 2016. The increase in interest expense was primarily attributable to higher average rates paid on FHLB borrowings and time deposits during the three months ended March 31, 2017, when compared to the same period in 2016. The decrease in non-interest expense was primarily attributable to lower FDIC deposit insurance premiums and legal expenses during the quarter ended March 31, 2017, when compared to the same period in 2016. The decrease in the provision for loan losses was primarily attributable to a decrease in non-residential loan balances which were partially offset by an increase in the Company’s single-family loan portfolio.

Net income for the nine months ended March 31, 2017 totaled $1.219 million or $0.65 per diluted share, as compared to $933 thousand or $0.49 per diluted share for the same period in 2016. The $286 thousand increase in net income during the nine months ended March 31, 2017 was primarily attributable to a $304 thousand increase in net interest income, an $80 thousand decrease in non-interest expense, and an $18 thousand decrease in provisions for loan losses, which were partially offset by a $60 thousand decrease in non-interest income. The increase in net interest income during the nine months ended March 31, 2017 was attributable to a $527 thousand increase in interest income, which was partially offset by a $223 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding, when compared to the same period in 2016. The increase in interest expense was primarily attributable to higher average rates paid on FHLB borrowings, which were partially offset by lower average balances of FHLB borrowings, during the nine months ended March 31, 2017, when compared to the same period in 2016. The decrease in non-interest expense was primarily attributable to decreases in FDIC insurance premiums, legal and compensation expenses which were partially offset by higher data processing and charitable contribution expenses during the nine months ended March 31, 2017, when compared to the same period in 2016. The decrease in non-interest income for the nine months ended March 31, 2017 was primarily attributable to a realized loss on a trading security and the absence of investment securities gains, when compared to the same period in 2016. The decrease in the provision for loan losses was primarily attributable to a decrease in non-residential loan balances which were partially offset by an increase in the Company’s single-family loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2017 (Unaudited)	June 30, 2016 (Unaudited)
Total assets	$344,968	$335,723
Cash and Cash Equivalents	2,811	2,343
Certificates of Deposits	10,383	350
Investment securities available-for-sale	101,277	107,676
Investment securities held-to-maturity	8,681	9,523
Mortgage-backed securities held-to-maturity	133,170	137,416
Net loans receivable	74,931	64,673
Deposits	143,893	141,278
FHLB advances: long-term, fixed-rate	10,000	10,000
FHLB advances: long-term, variable-rate	6,109	6,109
FHLB advances: short-term	148,555	144,027
Equity	33,694	33,085
Book value per share – Common Equity	16.78	16.22
Book value per share – Tier I Equity	16.89	16.34
Annualized Return on average assets	0.48%	0.40%
Annualized Return on average equity	5.29%	4.09%
Tier I leverage ratio	9.93%	9.95%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Interest income	$1,957	$1,764	$5,549	$5,022
Interest expense	487	402	1,256	1,033

Net interest income	1,470	1,362	4,293	3,989
Provision for loan losses	15	21	50	68

Net interest income after provision for loan losses	1,455	1,341	4,243	3,921
Non-interest income	130	131	367	427
Non-interest expense	896	939	2,746	2,826

Income before income tax expense	689	533	1,864	1,522
Income taxes	263	204	645	589

NET INCOME	$426	$329	$1,219	$933

EARNINGS PER SHARE:
Basic	$0.23	$0.17	$0.65	$0.49
Diluted	$0.23	$0.17	$0.65	$0.49

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,882,593	1,910,222	1,879,927	1,909,890
Diluted	1,882,593	1,910,222	1,879,927	1,909,890